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EXHIBIT 20.1

                      PRESS RELEASE - TOPRO, INC.

Topro, Inc.
2525 W. Evans Ave.
Denver, CO 80219

                        SUN COMPANY CONTRACTS WITH TOPRO, INC.
                     TO SMOOTH COMPUTER TRANSITIONS TO YEAR 2000

    August 27, 1997 - DENVER, CO - Topro, Inc. (Nasdaq - TPRO), a leading provider of automation and systems integration solutions to industry, today announces that Sun Company, Inc. Lubricants Division, headquartered in Philadelphia, PA, has contracted with Topro, Inc. for their PLANTY2KONE-TM-offering.

    "Sun's Lubricant blending and packaging facilities at their Marcus Hook, PA and Tulsa, OK, plants use multiple computer systems for batching and blending their products, tracking production and inventories, quality control and reporting to the company's business systems," said John Jenkins, Topro, Inc., CEO. "Our assignment is to determine which components of each system need to be upgraded to smoothly accommodate compliance for the new millennium."

    Topro, headquartered in Denver, CO, and its subsidiaries comprise one of the nation's leading independent manufacturing automation and information systems integrators. The Sun project is being performed by engineers from the West Chester, PA, subsidiary, All-Control Systems, Inc.

    Tim Murtha, Sun Lubricants' manager of Information Systems, said Sun will also consider replacing rather than upgrading some existing systems. "If it makes more sense to replace a system rather than upgrading it, we'll work with All-Control Systems to develop a plan for that," he said.

    "Sun's challenge is one faced by virtually every manufacturer," Jenkins pointed out. "Systems that aren't upgraded to recognize dates after the year 2000 will either produce erroneous data ... or may crash without warning."

    "Topro is especially well equipped to help manufacturers upgrade their systems for the year 2000," said Jenkins. "We have developed a PLANTY2KONE-TM-suite of resources that includes a comprehensive database of plant floor hardware and software with known year 2000 compliance problems and associated solutions. Plus, we have experience in virtually every programming language, software and hardware, used in production facilities and a staff that has the skills and experience to successfully perform such large and pressing tasks."

    Topro and its subsidiaries have more than 350 systems technologists in 10 offices across the U.S. who have developed process control systems for companies in aerospace, automobiles,

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consumer goods, food and beverage, mining and minerals,
petrochemical/chemical, pharmaceuticals, public utilities, water and waste water treatment.

CONTACTS:
TOPRO, INC.                 ALL-CONTROL SYSTEMS, INC.   SUN COMPANY, INC.
JOHN JENKINS (303)935-1221  LYNN LEDWITH (610)696-0244  BUD DAVIS (215)977-3485

PACIFIC CONSULTING GROUP, INC.
J. SCOTT LIOLIOS (714)574-3860



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